Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

ALLOS THERAPEUTICS REPORTS 2011 FINANCIAL HIGHLIGHTS AND KEY BUSINESS PRIORITIES

— Reports Fourth Quarter FOLOTYN® Net Product Sales of $15.4 Million, A 17% Increase Over Third Quarter 2011 —

WESTMINSTER, Colo., January 10, 2012 — Allos Therapeutics, Inc. (NASDAQ: ALTH), a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics, today reported preliminary and unaudited 2011 financial highlights and key business priorities in anticipation of its presentation at the 30th Annual J.P. Morgan Healthcare Conference on January 11, 2012.

•                  Net product sales are expected to approximate $15.4 million for the fourth quarter of 2011, representing a 17% sequential increase over the third quarter of 2011.

•                  As of December 31, 2011, the Company had no debt and $97.8 million in total cash, cash equivalents and investments.

•                  The Company plans to report its complete audited financial results for 2011 in early March 2012.

“In the fourth quarter, we continued to make important progress with FOLOTYN for patients with relapsed or refractory peripheral T-cell lymphoma and are pleased with the quarter-over-quarter revenue growth,” commented Paul L. Berns, president and chief executive officer of Allos Therapeutics.  “We ended 2011 with a strong balance sheet and remain focused on growing U.S. sales of FOLOTYN for relapsed or refractory PTCL while prudently managing our operating expenses.  Also, in collaboration with Mundipharma, we are pursuing regulatory approval for FOLOTYN in the EU and other ex-U.S. geographies as well as future label expansion opportunities in T-cell lymphoma.”

Preliminary and Unaudited 2011 Financial Highlights

FOLOTYN® (pralatrexate injection) net product sales for full year 2011 are expected to approximate $50.5 million, compared to $35.2 million for 2010.  For the fourth quarter of 2011, net product sales are expected to approximate $15.4 million, a 17% increase compared to $13.2 million for the third quarter of 2011.  When excluding certain infrequently occurring items, net product sales for the fourth quarter of 2011 were $11.0 million, an 8% increase compared to $10.2 million for the third quarter of 2011.  These infrequently occurring items include: (i) $3.0 million in the third quarter of 2011 relating to the sale of FOLOTYN for use in a clinical trial to be conducted by a third party, (ii) $3.2 million in the fourth quarter of 2011 relating to an increase in our distributors’ year-end 2011 inventory levels as compared to average inventory levels for 2011, and (iii) $1.2 million in the fourth quarter of 2011 relating to the release of gross-to-net sales allowances due to refined estimates.

Financial Guidance

Allos reiterates prior guidance and expects total operating costs and expenses, excluding cost of sales, cost of license and other revenue and non-cash stock-based compensation expense, to approximate $82 to $84 million for 2011.  Stock-based compensation expense for 2011 is expected to approximate $12 million.

Allos expects that license and other revenue and cost of license and other revenue for the fourth quarter of 2011, related to the agreement with Mundipharma International Corporation Limited, will approximate $1.0 million and $0.5 million, respectively.  This guidance relates to expected research and development and regulatory services to be performed by the Company, and includes Mundipharma’s current 40% share of jointly agreed-upon clinical development expenses for FOLOTYN.

As of December 31, 2011, the Company had $97.8 million in total cash, cash equivalents and investments.  The Company expects its cash position will be sufficient to fund operations through at least early 2015.  This projection is based on certain assumptions for modeling purposes only (and in the case of future revenue levels, should not be considered the Company’s financial guidance), including: (i) future net product sales levels and cost of sales remaining consistent with our actual results for fiscal year 2011, and (ii) our annual cash-based operating expenditures, excluding cost of sales, non-cash stock-based compensation and depreciation expense and net of expected reimbursements from Mundipharma for jointly funded clinical trials, approximating $72 to $75 million per year for 2012 through 2015.

Growth in U.S. sales and/or potential milestone payments and royalties associated with regulatory approval of FOLOTYN in the European Union have the potential to further extend our cash resources assuming our costs remain consistent with our projections.

Non-GAAP financial information is utilized by Allos’ management to provide a useful measure of operating performance of the company.  Non-GAAP financial information herein includes the financial guidance related to projected operating expenditures.  We report the expected reimbursements from Mundipharma as License and Other Revenue in accordance with generally accepted accounting principles but have netted such reimbursements against operating expenditures for purposes of presentation herein.  In addition, guidance for operating costs and expenses excludes cost of sales, cost of license and other revenue, amortization of intangible asset and non-cash stock based compensation expense, which is not being provided at this time.

Key Business Priorities

•                  Continue to grow U.S. sales of FOLOTYN for relapsed or refractory PTCL and manage expenses to drive to future profitability

•                  Pursue regulatory approval to market FOLOTYN for relapsed or refractory PTCL in Europe and the rest of world in collaboration with Mundipharma

•                  Advance FOLOTYN development program in hematologic malignancies, including first-line PTCL and relapsed or refractory cutaneous T-cell lymphoma in collaboration with Mundipharma

•                  Explore opportunities to grow product portfolio revenues through product acquisition and/or in-licensing that leverages the Company’s existing infrastructure

Presentation to be Webcast
Members of the Company’s senior management will present at the 30th Annual J.P. Morgan Healthcare Conference.  The presentation will begin at 10:00 a.m. Pacific Time on Wednesday, January 11, 2012.  There will be a live webcast of the presentation, which will be accessible through a link available on the home page and investor relations section of the Allos website.  In addition, the webcast will be recorded and available for replay on the Company’s website for 90 days following January 11, 2012.

About Peripheral T-Cell Lymphoma

T-cell lymphomas account for approximately 10% to 15% of all cases of non-Hodgkin lymphomas (NHL).(1)-(3)  Allos estimates the current annual incidence of PTCL to be approximately 5,900 patients in the U.S. and approximately 6,000 to 7,000 patients in the top five European markets.  The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens.  The 5-year overall survival rate in these patients is 25% to 40%, depending on sub-type.(4)-(5)

About FOLOTYN

FOLOTYN, a folate analogue metabolic inhibitor, was discovered by Sloan-Kettering Institute for Cancer Research, SRI International and Southern Research Institute and developed by Allos Therapeutics.  In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL.  This indication is based on overall response rate.  Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009.  An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology.  FOLOTYN has patent protection through 2017, potentially through July 2022, assuming a five-year patent term extension through the Hatch-Waxman Act.

About Allos Therapeutics
Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is approved in the U.S. for the treatment of patients with relapsed or refractory PTCL. For additional information, please visit www.allos.com.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued.

Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the Company’s preliminary and unaudited financial results for year and quarter ended December 31, 2011, which are preliminary, have not been reviewed by the Company’s independent registered public accounting firm and are subject to change; the Company’s financial guidance for 2011; statements regarding the status and prospects of our commercialization of FOLOTYN for patients with relapsed or refractory peripheral T-cell lymphoma, statements regarding our strategic collaboration with Mundipharma, including Mundipharma’s potential commercialization of FOLOTYN outside the United States and Canada, any statements regarding our future financial performance, results of operations or sufficiency of capital resources to fund our operating requirements and any other statements that are other than statements of historical fact.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the commercialization of FOLOTYN; the Company’s compliance with applicable regulatory requirements; that the design of and data collected from the Company’s pivotal PROPEL trial may not be adequate to demonstrate the safety and efficacy of FOLOTYN for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support EMA approval; risks and uncertainties relating to the establishment, implementation and execution of the Company’s strategic collaboration with Mundipharma, including the parties future product resources and access to capital to support its future operations, including its product development and commercialization plans for FOLOTYN; and other economic, business, competitive and/or regulatory factors affecting the Company’s business generally. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are registered trademarks of Allos Therapeutics, Inc.

References:

(1)         The Non-Hodgkin’s Lymphoma Classification Project. A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2)         Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3)         O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4)         Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5)         Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007; 21:201-216.

# # #